Exhibit 5.1

Opinion of Tarrant Sibley, Esq.

November 8, 2019

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, RI 02861

Re: 10,592,106 Shares of Common Stock

Ladies and Gentlemen:

This opinion is furnished to you in connection with the offer and sale by Hasbro, Inc., a Rhode Island corporation (the “Company”), of 10,592,106 shares (the “Shares”) of the common stock, par value $0.50 per share, of the Company, pursuant to an underwriting agreement dated November 5, 2019 (the “Underwriting Agreement”), among the Company and BofA Securities, Inc. Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in the Underwriting Agreement (the “Underwriters”).

The Company filed with the Securities and Exchange Commission (the “Commission”) the registration statement on Form S-3 (File No. 333-220331) under the Securities Act of 1933, as amended (the “Securities Act”), on September 5, 2017, which was amended by Post-Effective Amendment No. 1 thereto dated June 13, 2018 and Post Effective Amendment No. 2 thereto dated November 4, 2019 (as amended, the “Registration Statement”), and the prospectus dated November 4, 2019 (the “Basic Prospectus”), as supplemented by the preliminary prospectus supplement dated November 4, 2019 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement dated November 5, 2019 (the “Final Prospectus Supplement”).

I am the Executive Vice President , Chief Legal Officer and Corporate Secretary of the Company and have advised the Company in connection with the filing of the Registration Statement, the Basic Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement.

I have examined and relied upon signed copies of the Registration Statement, the Basic Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement as filed with the Commission, including the exhibits thereto. I, or attorneys under my supervision, have also examined and relied upon the Restated Articles of Incorporation of the Company, as amended and in effect at all relevant times, the Amended and Restated Bylaws of the Company, as amended and in effect at all relevant times, and minutes of meetings of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company and such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

Hasbro, Inc.

November 8, 2019

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal capacity of all signatories to such documents.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Rhode Island.

Based upon and subject to the foregoing, I am of the opinion that (i) the Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Rhode Island and (ii) the Shares have been duly and validly authorized, and, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about November 8, 2019, which Form 8-K will be incorporated by reference into the Registration Statement, and to the use of my name therein and in the related Basic Prospectus, Preliminary Prospectus Supplement and Final Prospectus Supplement under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

By:	/s/ Tarrant Sibley
Tarrant Sibley Executive Vice President, Chief Legal Officer and Corporate Secretary